UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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CHINACAST EDUCATION CORPORATION

(Name of Registrant as Specified in its Charter)

NED SHERWOOD

ZS EDU L.P.

ZS EDU GP LLC

ROBERT HORNE

DEREK FENG

DANIEL TSEUNG

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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SETTING THE RECORD STRAIGHT

On December 27, 2011, ChinaCast Education Corporation (“ChinaCast” or the “Company”) filed with the U.S. Securities and Exchange Commission an investor presentation (the “Presentation”) that in my view contains false and misleading statements that are intended to advance the agenda of Mr. Ron Chan and his advisors, to the detriment of all stockholders. A number of these statements, highlighted below, are in my strong belief a self-serving attempt to re-write history and are simply not supported by the facts.

1.	Timing of Company Counsel Advice

In its Presentation, Company management states that “[u]pon receiving an unsolicited bid for 100% of the Company shares at a 46% premium to the then current share price on August 1, 2011, the Company was advised by legal counsel to suspend the share repurchase program to protect shareholders since the Company was in possession of material, non-public information.” This statement is false and misleading to stockholders, as the following timeline illustrates:

August 4, 2011 – The Board of Directors of ChinaCast (the “Board”) is notified that ChinaCast received an indication of interest to acquire 100% of the outstanding common shares of the company on August 1, 2011 (the “Indication of Interest”).

August 5, 2011 – The Board meets to discuss and consider the Indication of Interest. At the August 5 Board meeting, the Board does not suspend ChinaCast’s previously announced share repurchase program and affirmatively discusses continuing the program in the coming weeks. There is no discussion at the Board meeting of ChinaCast being in possession of “material, non-public information” as a result of the receipt of the Indication of Interest.

August 10, 2011 – Ron Chan, Chairman and CEO of ChinaCast, announces during the quarterly ChinaCast conference call that “[w]e fully expect to return to the market [to buy shares per the share repurchase program] as soon as our blackout period ends [on August 11, 2011].”

August 11, 2011 – The blackout period expires.

August 12, 2011 – Ned Sherwood emails Tony Sena, CFO and Insider Trading Compliance Officer of ChinaCast, copying Mr. Chan and Michael Santos, a member of the Board and President of ChinaCast International, asking: “Can we buy stock personally and or corporately today?” No one says anything about possessing “material, non-public information.”

August 12, 2011 – Mr. Sherwood calls Mr. Sena’s cell phone and receives Mr. Sena’s permission to acquire ChinaCast shares. Later on August 12, Mr. Sherwood emails Messrs. Chan, Sena, and Daniel Tseung, also a member of the Board, stating that ChinaCast should acquire all or part of a block of ChinaCast shares that were then available, and also stating that he would personally buy shares if ChinaCast did not want to buy all that were available. When ChinaCast shows no interest in the block trade,

Mr. Sherwood acquires 107,305 ChinaCast shares for himself. At no time did Messrs. Chan, Sena or Tseung inform Mr. Sherwood that he was in possession of “material, non-public information” or that he should not purchase the shares.

August 16, 2011 – ChinaCast’s outside counsel, Loeb & Loeb, who later that month threatens to sue Mr. Sherwood and ZS Fund personally for defamation based on the substance of Mr. Sherwood’s recommendation to management that Loeb be replaced as Company counsel, files Mr. Sherwood’s Form 4 for the August 12 acquisition.

August 17, 2011 – Mr. Sena emails that Board raising concerns about the “optics” of Mr. Sherwood’s August 12 acquisition.

Mr. Sherwood has archived emails, letters, phone records, Board minutes and Board recordings to support each of the preceding statements.

2.	Management’s “Competitive Concerns” Regarding Mr. Feng

In addition, ChinaCast senior management has repeatedly, most recently in its December 27, 2011 investor presentation, raised competitive concerns regarding Mr. Sherwood’s nomination of Derek Feng to the Board. Mr. Feng is currently a member of the Board of Directors of CIBT Education Group (“CIBT”). There is no significant competitive overlap between ChinaCast and CIBT. While ChinaCast generates 100 percent of its revenue in China, CIBT generates insignificant revenue there both on an absolute and relative basis. For example, CIBT’s most recent quarterly filing for the period ending August 31, 2011 shows its revenue from operations in China account for only approximately $500,000, or less than 3 percent of total revenues for the company. Indeed, both ChinaCast’s and CIBT’s most recent regulatory filings do not even list the other as a competitor. However, as a further precaution, if Mr. Feng is elected to the Board, both Messrs. Sherwood and Feng are committed to having an independent law firm review all of the facts relevant to any competitive overlap between ChinaCast and CIBT and they are both committed to taking all necessary steps to manage any actual or potential conflicts in consultation with independent counsel.

*****

I hope that stockholders will support my slate of Daniel Tseung, Derek Feng and myself and vote the GREEN card. We promise to work for all stockholders to assure that ChinaCast conducts an unbiased and broad auction “process” in order to maximize stockholder value.

Important Information

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY NED SHERWOOD, ZS EDU L.P., ZS EDU GP LLC, ROBERT HORNE AND THE NOMINEES FROM THE STOCKHOLDERS OF CHINACAST EDUCATION CORPORATION (THE “ISSUER”) FOR USE AT THE ISSUER’S ANNUAL MEETING BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. INVESTORS CAN GET THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS, AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.